ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
SOUTHERN SAUCE COMPANY, INC..

Pursuant to the provisions of Sections 607.1006 and 607.1002, Florida Business Corporation Act (the “FBCA”) this Florida Profit Corporation adopts the following amendment to its Articles of Incorporation in connection with a combination of its common stock.

On March 24, 2008, pursuant to FBCA Section 607.10025, the Corporation’s board of directors approved a 1:2 reverse stock split (“Combination”) of the Corporation’s common stock to be effective on April 15, 2008 or as soon as practicable thereafter. As a result of the Combination, each 2 shares of the Corporation’s common stock were automatically combined into 1 share of common stock. This combination resulted in the number of authorized Common Stock being reduced from One Hundred Million (100,000,000) to Fifty Million (50,000,000).

Accordingly, the Articles are amended as follows:

Article 3.
Capital Stock

Section 1. The Corporation shall be authorized to issued 65,000,000 shares of capital stock, of which 50,000,000 shares shall be common stock, par value $0.001 per share (“Common Stock”), and 15,000,000 shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”).

Unless specifically stated above, all other Articles and Sections of the Corporation’s Articles of Incorporation remain as stated.

The amendment to the articles of incorporation does not adversely affect the rights or preferences of holder of the outstanding common stock and does not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

This amendment to effect a combination of the Corporation’s common stock was adopted on March 24, 2007 by the unanimous consent of the board of directors without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this March 24, 2008. This amendment shall become effective on April 15, 2008.

_______________________________
John Vogel, CEO & Director